Exhibit 3.1

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                                  UNIMANN, INC.

         Pursuant to the provisions of ss. 17-16-1006 and ss. 17-16-1007 of the Wyoming Business Corporation Act, the undersigned Corporation adopts the following Amended and Restated Articles of Incorporation as of this date:

         FIRST:   The name of the Corporation is Unimann, Inc.

         SECOND: The Corporation was originally incorporated under the name of Unimann, Inc. and the original Articles of Incorporation of the Corporation were filed with the Secretary of State on September 12, 1997.

         I, the undersigned Daniel L. Hodges, Inc., do hereby certify that the Board of Directors of said Corporation at a meeting duly convened, held on the 12th day of November, 2001, and the shareholders through a Consent in lieu of a Special Meeting, dated as of December 27, 2001, adopted a resolution to amend and restate the original Articles of the Incorporation in their entirety as follows:

1.       Name.  The name of the Corporation is:

                        SINO PHARMACEUTICALS CORPORATION

2. Registered Office. The street address of the Corporation's registered office is 721 East 16th Street, Cheyenne, Wyoming 82001.

3. Registered Agent. The name and address of the Corporation's registered agent is HIQ Corporate Services, Inc., 721 East 16th Street, Cheyenne, Wyoming 82001.

4. Purpose. The purpose for which the Corporation is organized is the transaction of any and all lawful activities for which Corporations may be incorporated under the laws of the State of Wyoming, as the same may be amended from time to time.

5. Capital Stock. The aggregate number of shares of capital stock that the Corporation shall be authorized to issue is One Hundred Ten Million (110,000,000) shares which shall consist of the following:

(a) Common Stock. The authorized common stock of the Corporation shall be One Hundred Million (100,000,000) shares of Common Stock with a par value of $.001 per share. The holders of the Common Stock shall be entitled to one vote for each share held by them of record on the books of the Corporation. Such shares of Common Stock may be issued by the Corporation from time to time for such consideration greater than or equal to par value as may be fixed from time to time by the Board of Directors. The designations and preferences of the Common Stock are as follows:

(1) Dividends; Distributions. Each share of Common Stock shall be entitled to receive dividends and other distribution paid in cash, securities, property or otherwise, when and if declared by the Board of the Corporation.

(2) Liquidation. In the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, voluntarily or involuntarily, the holders of shares of Common Stock shall be entitled to receive out of any remaining assets of the Corporation legally available for distribution which shall be distributed pro rata among the holders of Common Stock in proportion to the number of shares of Common Stock held by such holders.

(b) Preferred Stock. The authorized preferred stock of the Corporation shall be Ten Million (10,000,000) shares of preferred stock with a par value of $.001 per share. Subject to the terms and provisions of this Article 5, the Board of Directors of the Corporation is authorized to provide, from time to time, for the issuance of shares of preferred stock in series and to fix from time to time before issuance the designation, preferences, privileges and voting powers of the shares of each series of preferred stock and the restrictions or qualifications thereof, including, without limiting the generality of the foregoing, the following:

(1)      The serial designation and authorized number of shares;

(2) The dividend rate, the date or dates on which such dividends will be payable and the extent to which such dividends may be cumulative;

(3) The amount or amounts to be received by the holders in the event of voluntary or involuntary dissolution or liquidation of the Corporation;

(4)      The voting rights, if any, of the holders;

(5) The price or prices at which shares may be redeemed and any terms, conditions and limitations upon such redemption;

(6) Any sinking fund provisions for redemption or purchase of shares of such series; and

(7) The terms and conditions, if any, on which shares may be converted at the election of holders thereof into shares or other capital stock, or of other series of serial preferred stock of the Corporation.

         Each series of preferred stock, in preference to the Common Stock, will be entitled to dividends from funds or other assets legally available therefor, at such rates, payable at such times and cumulative to the extent as may be fixed by the Board of Directors of the Corporation pursuant to the authority herein conferred upon it. In the event of dissolution or liquidation of the Corporation, voluntary or involuntary, the holders of preferred stock, in preference to the Common Stock, will be entitled to receive such amount or amounts as may be fixed by the Board of Directors of the Corporation pursuant to the authority herein conferred upon it. Preference stock of any series redeemed, converted, exchanged, purchased or otherwise acquired by the Corporation shall be canceled by the Corporation and returned to the status of authorized but unissued preference stock. All shares of any series of serial preferred stock, as between themselves, shall rank equally and be identical; and all series of serial preferred stock, as between themselves, shall rank equally and be identical except as set forth in resolutions of the Board of Directors authorizing the issuance of the series.

6. Governing Board. The governing board of the Corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the Bylaws of this Corporation, providing that the number of directors shall not be reduced to fewer than one
(1). The names and addresses of the Board of Directors are as follows:

         NAME                                        POST OFFICE ADDRESS

         Daniel L. Hodges                            11601 E. Lusitano Place
                                                     Tucson, Arizona  85748

7. Payment for Stock. The capital stock, after the amount of the subscription price or par value has been paid in, shall not be subject to assessment to pay the debts of the Corporation.

8. Incorporator. The name and post office address of the incorporator signing the Articles of Incorporation is as follows:

         NAME                                        POST OFFICE ADDRESS

         Michael P. Martin                           1704 Westland Road
                                                     Cheyenne, Wyoming 82001

9. Perpetual Existence. The Corporation is to have perpetual existence.

10. Amendment, Alteration or Change of these Articles of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by Articles of Incorporation, and all rights conferred upon shareholders herein are granted subject to this reservation.

11. Meetings of Shareholders. Meetings of shareholders may be held within or without the State of Wyoming, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Wyoming at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

12. Elimination of Director Liability. No director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer; provided, however, that nothing contained herein shall eliminate or limit the liability of a director or officer of the Corporation to the fullest extent provided by applicable laws (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law or (ii) for authorizing the payment of dividends in violation of Wyoming law, or any successor to such section. The limitation of liability provided herein shall continue after a director or officer has ceased to occupy such position as to acts or omissions occurring during such director's or officer's term or terms of office.

13. Indemnification. To the fullest extent permitted by Wyoming law, the Corporation shall indemnify and pay the expenses of any person who is or was made, or threatened to be made, a party to an action or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director, officer, employee, trustee or agent of or for the Corporation or is or was serving at the request or with the prior approval of the Corporation as a director, officer, employee, trustee or agent of another Corporation, trust or enterprise, against any liability asserted against such person and incurred by such person in any capacity arising out of that persons status as such, whether or not the Corporation would have the power to indemnify that person against such liability under the provisions of the Bylaws of the Corporation. Further, the Corporation will pay the expenses of such persons as they are incurred in advance of the final disposition of the action or proceeding, upon the receipt of an undertaking by or on behalf of such person to repay the amount if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified by the Corporation.







                                                       /s/ Daniel L. Hodges
                                                     ---------------------------
                                                     Daniel L. Hodges
                                                     President